Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Resideo Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	8,327,652(2)	$19.97(3)	$166,303,210.44	0.00014760	$24,546.36

Total Offering Amounts					$166,303,210.44		$24,546.36

Total Fee Offsets							$0

Net Fee Due							$24,546.36

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates (as amended and restated, the “Amended and Restated Plan”) by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding Common Stock.

(2)

Represents (i) 3,500,000 additional shares of Common Stock authorized for issuance under the Amended and Restated Plan as approved by the Company’s shareholders at the Company’s 2024 Annual Meeting of Shareholders; (ii) 2,784,247 shares of Common Stock assumed by the Registrant to be issued pursuant to the Amended and Restated Plan, which remained available for future awards under the Snap One Holdings Corp. 2021 Equity Incentive Plan, as amended (the “2021 Plan”), immediately prior to the acquisition (the “Merger”) of Snap One Holdings Corp., pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 14, 2024, as appropriately adjusted to reflect the Merger in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the NYSE Listed Company Manual (“Rule 303A.08”); and (iii) 2,043,405 shares of Common Stock assumed by the Registrant issuable upon settlement of restricted stock units granted under the 2021 Plan, which awards were assumed by the Registrant on June 14, 2024 and converted into restricted stock units of the Registrant under the Amended and Restated Plan, in accordance with, and subject to the terms and conditions of, Rule 303A.08.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of $19.97, the average of the high and low price of the Registrant’s common stock on June 11, 2024, as reported on the New York Stock Exchange, which is within five business days prior to filing this Registration Statement.